Exhibit 99.1

40 IDX Drive
P.O. Box 1070
Burlington, VT 05402-1070
www.idx.com

Contacts:      Margo C. Happer
                    Vice President
                    Investor Relations and
                    Corporate Communications
                    802-859-6169

FOR IMMEDIATE RELEASE

IDX SYSTEMS CORPORATION ISSUES 2006 GUIDANCE

BURLINGTON, VT – February 11, 2005 – IDX Systems Corporation (NASDAQ: IDXC) today issued guidance for fiscal year 2006 at its annual investor day meeting in New York.

The company expects 2006 revenues of $700-$720 million and earnings per share of $1.65 — $1.75.

As reported yesterday, IDX projects 2005 revenues of $610 – $630 million and earnings per share guidance of $1.25 – $1.31. Guidance excludes any impact related to the expensing of stock options under the Financial Accounting Standards Board’s Statement 123R, which is effective for quarters beginning July 1, 2005.

About IDX

Founded in 1969, IDX Systems Corporation provides information technology solutions to maximize value in the delivery of healthcare, improve the quality of patient service, enhance medical outcomes, and reduce the costs of care. IDX supports these objectives with a broad range of complementary and functionally rich products installed at 3,300 customer sites. Customers include 138,000 physicians who utilize practice management systems to improve patient care and other workflow processes. IDX software solutions are installed at:

    •     380 integrated delivery networks (IDNs) representing more than 500 hospitals
    •     175 large group practices with more than 200 physicians
    •     665 mid-size group practices with less than 200 physicians

IDX also provides its enterprise clinical software as a subcontractor to BT and Fujitsu Services, Local Service Providers for the United Kingdom National Health Service’s National Programme for Information Technology, an initiative to establish electronic patient records for 50 million patients.

The IDX web strategy includes browser technology, e-commerce and web-based tools — built using Internet architecture — that facilitates access for patients, physicians and care providers to vital health information and data managed by the IDX clinical, administrative, financial, and managed care products. IDX has approximately 2,100 full-time employees.

IDX, Flowcast, Groupcast, Carecast, Imagecast, are registered trademarks or trademarks of IDX Investment Corporation. All other product names are registered trademarks or trademarks of their respective companies.

This press release contains forward-looking statements about IDX Systems Corporation that involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are uncertainties or difficulties in developing and delivering products and services, difficulties in implementing systems, possible deferral, delay or cancellation by customers of computer system or service purchase decisions, possible delay of system installations and service implementations, including implementations related to the UK National Health Service’s National Programme for Information Technology, development by competitors of new or superior technologies, changing economic, political and regulatory influences on the healthcare industry, possible disruptions in the national economy caused by terrorist activities and other conflicts, changes in product pricing policies, governmental regulation of IDX’s software and operations, changing accounting standards, the possibility of product-related liabilities, and factors detailed from time to time in IDX’s periodic reports and registration statements filed with the Securities and Exchange Commission, which important factors are incorporated herein by reference. IDX undertakes no obligation to update forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events, or changes in future operating results, financial condition or business over time.